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                                                                    EXHIBIT 8.1




            [Letterhead of Fried, Frank, Harris, Shriver & Jacobson]


                                 March 16, 2000

El Paso Energy Corporation
El Paso Energy Building
1001 Louisiana Street
Houston, TX  77002


Ladies and Gentlemen:

         We are acting as your counsel in connection with the acquisition by El Paso Energy Corporation ("El Paso") of The Coastal Corporation ("Coastal") pursuant to the proposed merger (the "Merger") of El Paso Merger Company, a wholly-owned subsidiary of El Paso ("Merger Sub"), into Coastal, with Coastal surviving the Merger. The Merger will be consummated pursuant to the Agreement and Plan of Merger dated as of January 17, 2000 by and among El Paso, Merger Sub and Coastal (the "Merger Agreement"). For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement.

         El Paso has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), a registration statement on Form S-4 (the "Registration Statement"), with respect to the common shares of El Paso to be issued to holders of shares of Coastal common stock, Class A common stock, $1.19 Series A convertible preferred stock, $1.83 Series B convertible preferred stock and $5.00 Series C convertible preferred stock (collectively, "Coastal Shares") in connection with the Merger. In addition, El Paso has prepared, and we have reviewed, a Joint Proxy Statement/Prospectus which is contained in and made a part of the Registration Statement (the "Joint Proxy Statement"), and the Appendices thereto, including the Merger Agreement. In rendering the opinion set forth below, we have relied upon the facts stated in the Joint Proxy Statement and upon such other documents as we have deemed appropriate.

         We have assumed that (i) all parties to the Merger Agreement, and to any other documents reviewed by us, have acted, and will act, in accordance with the terms of the Merger Agreement and such other documents, (ii) the Merger will be consummated at the effective time pursuant to the terms and conditions set forth in the Merger Agreement






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without the waiver or modification of any such terms and conditions, and (iii)
the Merger is authorized by and will be effected pursuant to applicable state law.

         Based upon and subject to the foregoing, and to the qualifications, limitations, representations and assumptions contained in the portion of the Joint Proxy Statement captioned "Description of Material United States Federal Income Tax Consequences of the Merger," the portion of the Joint Proxy Statement captioned "Description of Material United States Federal Income Tax Consequences of the Merger" is accurate in all material respects. No opinion is expressed on any matters other than those specifically referred to herein.

         This opinion is furnished to you for use in connection with the Registration Statement and may not be used for any other purpose without our prior express written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in that portion of the Joint Proxy Statement captioned "Description of Material United States Federal Income Tax Consequences of the Merger." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

                                             Very truly yours,

                                             FRIED, FRANK, HARRIS, SHRIVER &
                                             JACOBSON

                                             By: /s/ ALAN S. KADEN
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